Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

From:	Christy Stoner
Uwharrie Capital Corp
704-991-1138

Date:	November 5, 2012

Albemarle - Uwharrie Capital Corp and its subsidiary banks: Bank of Stanly, Anson Bank and Trust and Cabarrus Bank and Trust reported consolidated total assets of $534.9 million at September 30, 2012 versus $526.9 million at December 31, 2011. Net income for the nine month period ended September 30, 2012 was $1.4 million versus $1.2 million for the same period in 2011. For each of the nine month period ended September 30, 2012 and September 30, 2011, net income available to common shareholders was $879 thousand and $689 thousand respectively. Net income available to shareholders takes into consideration the payment of dividends on preferred stock issued by the Company.

Net income for the three month period ended September 30, 2012 was $262 thousand versus $255 thousand for the same period in 2011. For each of the three month period ended September 30, 2012 and September 30, 2011, net income available to common shareholders was $101 thousand and $94 thousand respectively.

Uwharrie Capital Corp offers a full range of financial solutions through its financial services companies including Bank of Stanly, Anson Bank and Trust, Cabarrus Bank and Trust, Strategic Investment Group and Strategic Investment Advisors. Additional information on Uwharrie Capital Corp may be found at www.UwharrieCapitalCorp.com or by calling (704)-982-4415.

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